EX-99.77C

SUB-ITEM 77C: Submission of matters to a vote of security holders

If any matter has been submitted to a vote of security holders, furnish the following information:

(a) The date of the meeting and whether it was an annual or special meeting.

     A special meeting of shareholders of the Total Stakeholder
     Impact Fund of Summit Mutual Funds, Inc. was held on January 14, 2005.

(b) If the meeting involved the election of directors, state the name of each director elected at the meeting and the names of all other directors now in office.

     NA

(c) Describe each matter voted upon at the meeting and state the number of affirmative votes and the number of negative votes cast with respect to each matter.

     The meeting was call to approve a proposed Plan of Liquidation and Dissolution with respect to the Total
     Stakeholder Impact Fund.  The results were:
     Affirmative votes: 104,634.943; Negative votes: 1,560.166

(d) Describe the terms of any settlement between the registrant and any other participant (as defined in Rule 14a-11 of Regulation 14A under the 1934 Act) terminating any solici-tation subject to Rule 14a-11, including the cost or anticipated cost to the registrant.

     NA